Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Turtle Beach Corporation
White Plains, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2023, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of Turtle Beach Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, P.C.

New York, New York

March 12, 2024